Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

FIRST QUARTER RESULTS

Minneapolis, MN (April 14, 2020)    Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended March 28, 2020 of $7,317,000 or $1.87 per share diluted compared to net income of $7,272,200 or $1.73 per share diluted in 2019.

First quarter earnings were positively impacted by an increase in customer activity in the Company’s lease portfolio.  Despite a lower portfolio size, the Company’s leasing income net of leasing expense was comparable to the first quarter of 2019.  Earnings also benefited from a lower level of selling, general and administrative expenses in the first quarter of approximately $1.2 million when compared to the first quarter of 2019.  These items were partially offset by additional provision for credit losses in the Company’s lease portfolio to reflect the estimated impact of the COVID-19 pandemic, as well as lower royalty revenues when compared to the first quarter of 2019.

“Following a strong start to the year, during the last three weeks of the quarter our franchising performance was negatively impacted by the COVID-19 pandemic.  This led to a substantial number of temporary store closings and greatly reduced customer traffic for our franchised locations that were still operational during the quarter,” stated Brett D. Heffes, Chairman and Chief Executive Officer.  “I want to express my sincere gratitude and thank you to our employees who are managing through this crisis in an exceptional manner.  I applaud your work ethic, passion for Winmark and your commitment to continue to support both our franchisees and leasing customers during this unprecedented period of time.”

“While our franchisees’ operations have been negatively impacted and our visibility is limited, we are still experiencing modest levels of royalties due to the ingenuity, resiliency and perseverance of our franchise partners.  We are inspired daily by our franchisees and the efforts they are undertaking to continue to serve the communities in which we operate.”

Winmark Corporation creates, supports and finances business. At March 28, 2020, there were 1,256 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  An additional 42 retail franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	March 28, 2020	December 28, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$28,347,000	$25,130,300
Restricted cash	50,000	50,000
Receivables, net	980,500	1,669,500
Net investment in leases - current	12,422,200	12,800,100
Income tax receivable	—	497,900
Inventories	105,200	86,000
Prepaid expenses	1,221,900	968,100
Total current assets	43,126,800	41,201,900

Net investment in leases – long-term	8,921,700	12,505,500
Property and equipment, net	2,680,700	2,772,600
Operating lease right of use asset	3,403,100	3,595,200
Goodwill	607,500	607,500
Other assets	496,100	492,500
Deferred income taxes	655,900	667,000
	$59,891,800	$61,842,200

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$3,986,100	$3,736,100
Accounts payable	1,071,200	1,015,000
Income tax payable	1,635,600	—
Accrued liabilities	2,342,000	2,783,100
Discounted lease rentals	2,436,300	2,680,700
Deferred revenue	1,714,400	1,717,000
Total current liabilities	13,185,600	11,931,900
Long-Term Liabilities:
Line of Credit	40,000,000	—
Notes payable, net	20,809,700	21,868,800
Discounted lease rentals	1,341,400	836,900
Deferred revenue	7,765,600	7,858,500
Operating lease liabilities	5,625,100	5,846,100
Other liabilities	1,012,600	1,051,700
Total long-term liabilities	76,554,400	37,462,000
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,650,753 and 3,947,858 shares issued and outstanding	—	11,929,300
Retained earnings (accumulated deficit)	(29,848,200)	519,000
Total shareholders’ equity (deficit)	(29,848,200)	12,448,300
	$59,891,800	$61,842,200

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 28, 2020	March 30, 2019
Revenue:
Royalties	$11,172,500	$11,761,400
Leasing income	5,871,200	5,155,300
Merchandise sales	754,100	611,000
Franchise fees	387,400	391,800
Other	414,800	411,700
Total revenue	18,600,000	18,331,200
Cost of merchandise sold	717,700	571,500
Leasing expense	1,416,200	698,700
Provision for credit losses	615,400	10,100
Selling, general and administrative expenses	5,748,900	6,984,400
Income from operations	10,101,800	10,066,500
Interest expense	(525,200)	(442,200)
Interest and other income (expense)	5,900	(300)
Income before income taxes	9,582,500	9,624,000
Provision for income taxes	(2,265,500)	(2,351,800)
Net income	$7,317,000	$7,272,200
Earnings per share - basic	$1.97	$1.86
Earnings per share - diluted	$1.87	$1.73
Weighted average shares outstanding - basic	3,711,597	3,906,895
Weighted average shares outstanding - diluted	3,911,751	4,198,454